Exhibit 2.1


[GRAPHIC OMITTED]                                                   NEWS RELEASE
SecureCARE                                                 For immediate release
Technologies, Inc.

                                                                         Contact
                                                                     Neil Burley
                                                                    866.402.0660
                                                      nburley@securecaretech.com
                                                      --------------------------

                             SecureCARE Technologies
                          appoints Dennis J. Nasto CEO
                                  and Director

Austin, Texas, November 9, 2006 -- SecureCARE Technologies, Inc. (OTC Bulletin
Board: SCUI), a leading Internet-based document eDelivery service provider for the healthcare industry, announced today that it has appointed Dennis J. Nasto Chief Executive Officer and a Director of the Company.

In this capacity, he will direct the company's vision, of making SecureCARE the leading eDelivery service provider for the healthcare industry. Mr. Nasto said, "We're addressing a market that is nearly all paper and manually handles billions of document pages each year. With our new hosted electronic fax solution coupled with our secure eSignature portal, SecureCARE.net, we now have product capabilities that can eliminate virtually all manual document delivery processes within the healthcare industry. We are positioned for phenomenal growth in an industry that is in desperate need of SecureCARE's eDelivery platform."

Mr. Nasto previously served SecureCARE as Senior VP of Sales and Marketing from August 2003 until December 2005. During this period he guided the company's sales and marketing team while developing its market strategy. These efforts led to the launch of SecureCare.net in February 2005, a launch that significantly increased sales in 2005 and resulted in several new agreements with strategic partners and national accounts. Mr. Nasto's original employment with the Company ended in December, 2005, as a result of the Company's implementation of a significant cost reduction program.

Mr. Nasto brings twenty years' experience in sales and marketing in the healthcare industry with him to SecureCARE. Prior to his tenure at SecureCARE he served in executive sales and marketing roles with Kimberly-Clark Professional Healthcare, STERIS Corporation and ResMed Corporation. He graduated from Western Michigan University with a Bachelor's of Science degree.

Dr. Richard Corlin, Chairman of SecureCARE's Board of Directors and Chief Medical Officer said, "With Dennis's proven successes at SecureCARE and his outstanding track record in the healthcare industry, we are very pleased to have him serve the Company in the capacity of Chief Executive Officer. We're excited about the new direction of SecureCARE. I have no doubt that Dennis will further establish SecureCARE Technologies as the leading eDelivery service provider for the healthcare industry."

About SecureCARE Technologies, Inc.
SecureCARE Technologies, Inc. is a leading eDelivery service provider for the healthcare industry. We provide hosted, bi-directional, fully integrated electronic fax and data exchange solutions.

SecureCARE is built with state-of-the-art development tools from Microsoft .NET. Our comprehensive eDelivery solution offers a revolutionary approach to managing any type of healthcare document, such as images, authorizations for care, and medical records. Our customers achieve lower costs, greater profits, and dramatically reduced administrative burdens. SecureCARE is fully interoperable with all healthcare information systems. We satisfy the most exacting federal compliance standards. Our built in solutions handle HIPAA (Health Insurance Portability and Accountability Act) regulations. Additional information about SecureCARE can be found on http://www.securecaretech.com or contact Neil Burley at 866.402.0660 or nburley@securecaretech.com .

This news release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, regarding among other things our plans, strategies and prospects -- both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated" and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission. All forward-looking statements attributable to SecureCARE or a person acting on its behalf are expressly qualified in their entirety by this cautionary language.